EXHIBIT 15 -- ACKNOWLEDGEMENT OF DELOITTE & TOUCHE LLP,  INDEPENDENT
ACCOUNTANTS




One Price Clothing Stores, Inc.:
Duncan, South Carolina


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of One Price Clothing Stores, Inc. and subsidiary for the one-month periods ended February 3, 1996 and January 28, 1995 and for the three-month periods ended May 4, 1996 and April 29, 1995, as indicated in our report dated May 20, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 4, 1996, is incorporated by reference in Registration Statements No. 33-20529, 33- 31623, 33-48091, and 33-61803 on Form S-8 pertaining to the 1987 Stock Option Plan, the 1988 Stock Option Plan, the 1991 Stock Option Plan, and the Director Stock Option Plan, respectively, of One Price Clothing Stores, Inc.

We also are aware that the above mentioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





DELOITTE & TOUCHE LLP

Greenville, South Carolina

June 7, 1996




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